                                                                    Exhibit 99.1

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                      ----------------------------------
                        REPORTS FOURTH QUARTER RESULTS
                        ------------------------------


Hamilton, Bermuda, February 18, 2000 - Terra Nova (Bermuda) Holdings Ltd. (NYSE-
TNA) today reported unaudited operating losses for the fourth quarter and full year ended December 31, 1999. The operating losses reflect substantial insurance losses from natural catastrophes and the losses and costs associated with closing and merging certain business units. As a result of these losses and the decline in investment valuations in the first three quarters of the year, Terra Nova's book value per share declined to $17.50 from $22.51 at December 31, 1998.

In focusing on the year to date results, John J. Dwyer, Terra Nova's Chairman, commented, "In reviewing the year as a whole our underwriting results have been determined by two significant events. First, 1999 was the worst year for international catastrophe losses in recent history. Terra Nova's share of these catastrophes and large losses for the year was $59 million, including $42
million of catastrophe losses in the fourth quarter.   Secondly, we were active
in closing certain businesses, such as our decisions to exit company market marine hull and energy business at the beginning of the year and to exit high street motor business in the second quarter, and in re-structuring and combining others, such as the merger of our aviation syndicate 959 into our marine syndicate 1009. Underwriting losses in 1999 from businesses we are not continuing in 2000, together with associated closure costs, totaled $122 million in the year. Notwithstanding a very disappointing year, with the restructuring behind us and assuming a more normal level of catastrophes, the Company is well positioned to take advantage of improvements in pricing that we expect to see continuing throughout 2000.

"Turning to the quarter, our underwriting loss is the result of three key factors: significant catastrophe losses; additional reinsurance costs incurred in protecting the aviation and satellite business written by our Lloyd's Syndicate 959; and late reporting of claims relating to certain property loss
events.   In the final week of the year, two intense windstorms caused severe damage to heavily industrialized and populated areas of Western Europe. These storms, Lothar and

Martin, have been described as the worst in 400 years and are expected to generate heavy losses for the insurance industry. Current industry estimates are in the range of $5 billion to $6 billion. The storms produced the most severe damage in France, Switzerland and Germany, countries in which Terra Nova has important client relationships and provides related insurance and reinsurance coverage. We expect net claims from these two storms to be approximately $30 million. Earlier in December, another severe, but unrelated storm, Anatol, hit Denmark causing substantial property damage. We expect Terra Nova's net claims from Anatol and from hurricanes Jose and Lenny in the Caribbean to be approximately $12 million.

"Secondly, we took a charge in the quarter to recognize the cost of buying additional reinsurance protection for the aviation and satellite business written by our Lloyd's Syndicate 959, which was merged into Syndicate 1009 for the 2000 underwriting year. Lastly, we experienced adverse development on claims relating to certain 1999 property loss events, in large part because of late reported losses on international proportional treaties.

"Our operational transition in contemplation of the Markel merger is proceeding very well as we prepare for the special shareholder meetings on March 16, and the closing scheduled for March 24, 2000," Dwyer concluded.

Fourth quarter operating losses per diluted share were $3.01 compared to earnings of $0.72 in 1998. For the full year, operating losses were $2.13 per diluted share compared to earnings of $2.72 per diluted share in 1998.

The net loss, which includes net realized investment gains, was $81.2 million in the fourth quarter compared to net income of $19.2 million in the same period a year ago. The net loss per diluted share was $3.09 in the quarter compared to net income of $0.74 per diluted share in 1998. The net loss for the full year was $35.0 million, or $1.34 per diluted share, compared to net income of $72.4 million, or $2.77 per diluted share, in the same period a year ago. Net realized after-tax investment losses in the fourth quarter were $2.2 million, compared to gains of $0.6 million in the same quarter last year. Net realized after-tax investment gains for the full year were $20.7 million, up from $13.1 million in 1998.

Gross written premiums were $154.7 million in the fourth quarter, compared to $166.0 million written in the fourth quarter of 1998. The decline in gross written premiums arises primarily from the Company writing no Lloyd's orphan syndicate business in the fourth quarter of 1999 compared to $39.7 million in the fourth quarter of 1998. Gross written premiums for the full year were $864.9 million, up 13.9% from $759.4 million written a year ago. The increase in gross written premiums in 1999 is largely attributable to Terra Nova's increased participation in the Octavian syndicates from 60% in 1998 to approximately 77% in 1999.

Net written premiums in the fourth quarter were $62.3 million, compared to $139.4 million in last year's fourth quarter. The decline in net written premiums reflects the absence of orphan syndicate business in 1999 compared to 1998, additional aviation and satellite reinsurance costs in 1999 and additional reinsurance costs arising from the high level of catastrophe losses in the quarter. Net written premiums for the full year were $618.4 million in 1999, compared to $646.2 million a year ago.

The combined ratio for the fourth quarter and full year ended December 31, 1999, was 203.2% and 129.4%, respectively, compared to a combined ratio of 99.3% and 98.8% in the same periods of 1998.

Net investment income was up 1.7% to $24.1 million for the fourth quarter of 1999 from $23.7 million in the same period a year ago. Net investment income increased to $93.8 million for the full year compared to $93.3 million in 1998.

Total assets at December 31, 1999, were $2.6 billion compared to $2.5 billion at year end 1998. Shareholders' equity was $444.0 million at December 31, 1999, compared to $570.9 million at year end 1998, reflecting the operating loss and an after tax decline of $63.6 million in the market value of the Company's investment portfolio. Book value per share was $17.50 at December 31, 1999, compared to $22.51 at year end 1998.

Terra Nova (Bermuda) Holdings Ltd. is the holding company for five wholly owned operating entities - Terra Nova Insurance Company Limited in the UK, Terra Nova (Bermuda) Insurance Company Ltd., Corifrance in Paris, Terra Nova Capital Limited, the Company's corporate capital provider at Lloyd's, and Octavian Syndicate Management Limited, which manages the six Lloyd's syndicates in which the Company has a participation. Through these subsidiaries, the Company writes specialty property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Any written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements.

The Company has identified certain factors which could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors are discussed in documents filed by the Company with the Securities and Exchange Commission including, but not limited to, its most recent Form 10-K. All such discussions regarding risk factors are incorporated in this news release by reference.



For further information contact:

Mr. William J. Wedlake                       Mr. Andrew J. Davies
Senior Vice President and CFO                Group Financial Controller
Terra Nova (Bermuda) Holdings Ltd.           Terra Nova (Bermuda) Holdings Ltd.
c/o Terra Nova House                         c/o  Terra Nova House
41-43 Mincing Lane                           41-43 Mincing Lane
London EC3R 7SP                              London EC3R 7SP
England                                      England

Tel: 011-44-171-369-5153                     Tel: 011-44-171-369-5078
Fax: 011-44-171-369-5150                     Fax: 011-44-171-369-5393
E-Mail: bill.wedlake@terra-nova.e-mail.com   E-Mail: andy.davies@terra-nova.e-mail.com

Terra Nova website: www.terra-nova.com
                    ------------------

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                      ----------------------------------
                               AND SUBSIDIARIES
                               ----------------
                          Consolidated Balance Sheet
                          --------------------------
                                (in thousands)
                                --------------

                                                                       At December 31,   At December 31,
                                                                       ---------------   ----------------
                                                                             1999              1998
                                                                             ----              ----
                                                                          Unaudited          Audited
                                                                          ---------          -------
                ASSETS
Investments available for sale, at fair value:
   Fixed maturities                                                        $ 1,306,110       $ 1,446,621
   Common stocks                                                               109,900            88,022
                                                                           -----------       -----------
      Total investments                                                      1,416,010         1,534,643
                                                                           -----------       -----------

Cash and cash equivalents                                                       74,798            40,394
Insurance balances receivable and accrued premium income                       556,778           510,097
Reinsurance recoverable on paid losses                                          62,162            45,882
Reinsurance recoverable on unpaid losses                                       346,483           226,099
Income tax recoverable and deferred income taxes                                36,242                 -
Other assets                                                                   139,227           122,257
                                                                           -----------       -----------
      Total assets                                                         $ 2,631,700       $ 2,479,372
                                                                           ===========       ===========


                LIABILITIES
Unpaid losses and loss adjustment expenses                                 $ 1,409,968       $ 1,209,003
Unearned premiums                                                              468,178           401,002
Insurance balances payable                                                      53,853            23,941
Income tax payable and deferred income taxes                                         -            31,678
Long term debt                                                                 175,000           175,000
Other liabilities                                                               80,691            67,886
                                                                           -----------       -----------
      Total liabilities                                                      2,187,690         1,908,510
                                                                           -----------       -----------


                SHAREHOLDERS' EQUITY
Common shares                                                                  151,637           150,620
Stock held in Trust                                                            (16,787)          (12,900)
Deferred equity compensation                                                     7,564             4,623
Additional capital                                                             113,855           111,727
Unrealized (depreciation) appreciation of investments, net of taxes             (3,949)           80,342
Cumulative translation adjustments                                              (3,473)              158
Retained earnings                                                              195,163           236,292
                                                                           -----------       -----------
      Total shareholders' equity                                               444,010           570,862
                                                                           -----------       -----------

      Total liabilities and shareholders' equity                           $ 2,631,700       $ 2,479,372
                                                                           ===========       ===========

Number of ordinary shares outstanding                                       25,367,809        25,362,134
Book value per share                                                       $     17.50       $     22.51

                      TERRA NOVA (BERMUDA) HOLDINGS LTD.
                      -----------------------------------
                               AND SUBSIDIARIES
                               ----------------
                        Consolidated Revenue Statement
                        ------------------------------
                                (in thousands)
                                --------------

                                                     Three months ended December 31,    Twelve Months ended December 31,
                                                    ---------------------------------  ----------------------------------
                                                          1999             1998              1999              1998
                                                    ----------------  ---------------  ----------------  ----------------
                                                      (Unaudited)        (Audited)       (Unaudited)        (Audited)

Gross written premiums                                  $   154,678      $   166,017       $   864,933       $   759,388
Net written premiums                                         62,250          139,369           618,446           646,197
Net earned premiums                                         125,910          168,219           585,281           546,908
Net investment income                                        24,084           23,749            93,829            93,262
Realized (losses) gains on sales of investments              (2,747)           2,031            26,879            17,963
Foreign exchange gains (losses)                               2,608             (830)            3,016              (586)
Agency income                                                 2,667            1,953            14,245            17,057
                                                        -----------      -----------       -----------       -----------
Total revenues                                              152,522          195,122           723,250           674,604
                                                        -----------      -----------       -----------       -----------

Losses and loss adjustment expenses, net                    177,309          116,702           491,243           359,567
Policy acquisition costs                                     70,171           42,920           240,836           160,380
Other operating expenses                                      8,431            7,439            25,397            20,322
Interest expenses                                             3,100            3,100            12,400            13,697
Agency expenses                                               4,135            1,788            14,138            13,760
Other expenses                                                5,891            1,162            11,838             5,617
                                                        -----------      -----------       -----------       -----------
Total expenses                                              269,037          173,111           795,852           573,343
                                                        -----------      -----------       -----------       -----------

(Loss) income before income tax                            (116,515)          22,011           (72,602)          101,261
Income tax (benefit) expense                                (35,274)           2,765           (37,628)           17,221
                                                        -----------      -----------       -----------       -----------
Net (loss) income before extraordinary charge           $   (81,241)     $    19,246       $   (34,974)      $    84,040
                                                        -----------      -----------       -----------       -----------

Weighted average shares
     and share equivalents outstanding                   26,275,311       26,008,411        26,069,011        26,097,372

Net (loss) income per share before extraordinary
     charge - Diluted basis                             $     (3.09)     $      0.74       $     (1.34)      $      3.22
                                                        -----------      -----------       -----------       -----------

Operating (losses) earnings before tax (note 1)         $  (113,768)     $    19,980       $   (99,481)      $    83,298
                                                        -----------      -----------       -----------       -----------

Operating (losses) earnings after tax (note 1)          $   (79,031)     $    18,600       $   (55,635)      $    70,895
                                                        -----------      -----------       -----------       -----------

Operating (losses) earnings per share after tax
    - Diluted basis                                     $     (3.01)     $      0.72       $     (2.13)      $      2.72
                                                        -----------      -----------       -----------       -----------

Extraordinary charge after tax                                    -                -                 -            11,641
                                                        -----------      -----------       -----------       -----------

Net (loss) income                                       $   (81,241)     $    19,246       $   (34,974)      $    72,399
                                                        -----------      -----------       -----------       -----------

Net (loss) income per share - Diluted basis             $     (3.09)     $      0.74       $     (1.34)      $      2.77
                                                        -----------      -----------       -----------       -----------

Losses and loss expense ratio                                 140.8%            69.4%             83.9%             65.8%
Expense ratio                                                  62.4%            29.9%             45.5%             33.0%
                                                        -----------      -----------       -----------       -----------
Combined ratio                                                203.2%            99.3%            129.4%             98.8%
                                                        -----------      -----------       -----------       -----------

Operating ratio                                               184.1%            85.2%            113.4%             81.7%
                                                        -----------      -----------       -----------       -----------

(1) Operating (losses) earnings represent (losses) income before realized investment gains and losses.